Exhibit 99.1

[NOT FOR DISTRIBUTION TO U.S. NEWSWIRES OR FOR DISSEMINATION IN THE UNITED STATES]

NioCorp Announces C$4.35 Million Non-Brokered Private Placement

CENTENNIAL, Colo., June 13, 2022 -- NioCorp Developments Ltd. (“NioCorp” or the “Company”) (TSX:NB) (OTCQX:NIOBF) announces that it intends to offer, on a non-brokered private placement basis, up to 4,519,481 units of the Company (the “Units”) at a price of C$0.96 per Unit (the “Issue Price”) for gross proceeds to the Company of up to approximately C$4.35 million (the “Offering”). There is no minimum offering amount.

The pricing of the Units was set at a C$0.01 premium to the 5-day Volume Weighted Average Price (“VWAP”) of NioCorp common shares of C$0.95 based upon the close of trading on June 10, 2022.

Each Unit will consist of one common share of NioCorp (each, a “Common Share”) and one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant will entitle the holder to acquire one Common Share at a price of C$1.10 at any time prior to the date which is two years following completion of the Offering.

It is anticipated that the private placement will close on or before Monday, June 27, 2022, and is subject to the completion of formal documentation, receipt of all necessary regulatory approvals, including the approval of the Toronto Stock Exchange (“TSX”), and other customary conditions.

Proceeds of the private placement will be used for continued advancement of the Company’s Elk Creek Critical Minerals Project and for working capital and general corporate purposes.

The Offering will take place by way of a private placement to qualified investors in such provinces of Canada (except Quebec) as the Company may designate, and otherwise in those jurisdictions where the Offering can lawfully be made, including the United States under applicable private placement exemptions.

The Company may pay finder’s fees or commissions on a portion of the private placement in respect of subscriptions originated outside of the United States.

All of the securities sold pursuant to the Offering will be subject to a four-month hold period, which will expire four months and one day from the date of Closing.

This news release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, including any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws and may not be offered or sold within the United States or to, or for account or benefit of, U.S. Persons (as defined in Regulation S under the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration requirements is available.

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@NioCorp $NB.TO $NIOBF #Niobium #Scandium #ElkCreek #rareearth #neodymium #terbium #dysprosium

For More Information

Contact Jim Sims, Chief Communications Officer, NioCorp Developments Ltd., +1 (303) 503-6203, jim.sims@niocorp.com

About NioCorp

NioCorp is developing a superalloy materials project in Southeast Nebraska that will produce Niobium, Scandium, and Titanium. The Company also is evaluating the potential to produce several rare earth byproducts from the Project. Niobium is used to produce superalloys as well as High Strength, Low Alloy ("HSLA") steel, which is a lighter, stronger steel used in automotive, structural, and pipeline applications. Scandium is a superalloy material that can be combined with Aluminum to make alloys with increased strength and improved corrosion resistance. Scandium is also a critical component of advanced solid oxide fuel cells. Titanium is used in various superalloys and is a key component of pigments used in paper, paint and plastics and is also used for aerospace applications, armor, and medical implants. Magnetic rare earths, such as Neodymium, Praseodymium, Terbium, and Dysprosium are critical to the making of Neodymium-Iron-Boron (“NdFeB”) magnets, which are used across a wide variety of defense and civilian applications.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this document may constitute forward-looking statements, including but not limited to statements related to the anticipated closing, size, structure of and exemptions utilized under the Offering. Such forward-looking statements are based upon NioCorp’s reasonable expectations and business plan at the date hereof, which are subject to change depending on economic, political and competitive circumstances and contingencies. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause a change in such assumptions and the actual outcomes and estimates to be materially different from those estimated or anticipated future results, achievements or positions expressed or implied by those forward-looking statements. Risks, uncertainties and other factors that could cause NioCorp’s plans or prospects to change include risks related to NioCorp’s ability to operate as a going concern; risks related to NioCorp’s requirement of significant additional capital, changes in demand for and price of commodities (such as fuel and electricity) and currencies; changes or disruptions in the securities markets; legislative, political or economic developments; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining or development activities; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; the risks involved in the exploration, development, and mining business, and the risks set forth in the Company’s filings with the SEC at www.sec.govand on SEDAR at www.sedar.com. NioCorp disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.